Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Proxy Statement-Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of First Sentry Bancshares, Inc., of our report dated March 15, 2016 related to the financial statements of First Sentry Bancshares, Inc. as of December 31, 2015 and for each of the fiscal years in the two-year period ended December 31, 2015.

We also consent to the reference to us under the heading “Experts” in the Proxy Statement-Offering Circular that constitutes a part of such Offering Statement on Form 1-A.

/s/ Hess Stewart & Campbell CPA’s, PLLC

Huntington, West Virginia

July 5, 2016